Exhibit 99.1

Assured Guaranty Ltd.
30 Woodbourne Avenue — 5th Floor
Hamilton Bermuda HM 08
441-299-9375
www.assuredguaranty.com

Assured Guaranty Ltd. Reports Third Quarter 2004 Net Income of $0.59 per Diluted Share; Announces $25 Million Share Repurchase Program

Hamilton, Bermuda, November 4, 2004 – Assured Guaranty Ltd. (NYSE: AGO) announced net income of $44.5 million, or $0.59 per diluted share, for the third quarter ended September 30, 2004, an increase of 4% compared with $42.9 million, or $0.57 per diluted share, earned in the third quarter of 2003.

Operating income(1), which we define as net income excluding after-tax net realized gains (losses) on investments and after-tax unrealized gains (losses) on derivative financial instruments, increased 15% to $33.6 million, or $0.45 per diluted share, from $29.3 million, or $0.39 per share in the third quarter of 2003.  Investors, analysts and others, including management, use operating income to evaluate our results of operations, as this measure highlights the underlying profitability of our business.

Analysis of Net Income

($ in millions)

	Third Quarter 2004	Third Quarter 2003	% Change
Net income	$44.5	$42.9	4%
less: After-tax realized gains on investments	0.8	1.0	(20)%
less: After-tax unrealized gains on derivatives	10.1	12.6	(20)%
Operating income(1)	$33.6	$29.3	15%

Per Diluted Share

	Third Quarter 2004	Third Quarter 2003	% Change
Net income	$0.59	$0.57	4%
less: After-tax realized gains on investments	0.01	0.01	—
less: After-tax unrealized gains on derivatives	0.13	0.17	(24)%
Operating income(1)	$0.45	$0.39	15%

“We are pleased to announce our results for our first full quarter as a publicly-traded company,” commented Dominic Frederico, Chief Executive Officer of Assured Guaranty Ltd.  “While market conditions presented some challenges to the broader financial guaranty market, our operations made solid strategic and financial progress.”

Assured Guaranty also announced that its Board of Directors has authorized a $25 million share repurchase program that will be used principally in connection with the Company’s equity compensation programs.  Share repurchases will take place at management’s discretion depending on market conditions.

Net Earned Premiums by Segment

($ in millions)

	Third Quarter 2004	Third Quarter 2003	% Change
Financial guaranty reinsurance	$31.9	$21.4	49%
Financial guaranty direct	16.5	16.0	3%
Mortgage guaranty	5.1	5.6	(9)%
Sub-total	$53.4	$43.0	24%
Other segment	0.0	35.2	(100)%
Total	$53.4	$78.2	(32)%
Municipal refunding premiums	5.2	5.8	(10)%
Net earned premiums excluding refundings	$48.2	$72.4	(33)%

Net earned premiums were $53.4 million in the third quarter of 2004, down 32% compared with $78.2 million in the third quarter of 2003, which included $35.2 million of premiums from our other segment.  Excluding the other segment, which includes businesses sold or discontinued as part of our IPO in the second quarter of 2004, net earned premiums were $53.4 million, up 24% from $43.0 million in the third quarter of 2003.

Financial guaranty reinsurance net earned premiums were $31.9 million, up 49% from $21.4 million in the third quarter of 2003.  Included in this amount was $5.2 million of municipal bond refunding net earned premiums, compared with $5.8 million in the third quarter of 2003.  Financial guaranty direct net earned premiums were $16.5 million, up 3% from $16.0 million in the third quarter of 2003.  The current quarter included $1.5 million in net earned premiums from our single name credit default swap book of business, which is in run off, versus $4.5 million in the third quarter of 2003.

Segment Underwriting Gain (Loss)

($ in millions)

	Third Quarter 2004		Third Quarter 2003
	Segment Underwriting Gain (Loss)	Combined Ratio	Segment Underwriting Gain (Loss)	Combined Ratio
Financial guaranty direct	$12.0	27.3%	$7.6	52.5%
Financial guaranty reinsurance	0.8	97.5%	2.1	90.2%
Mortgage guaranty	7.4	(45.1)%	6.0	(7.1)%
Sub-total	$20.0	62.7%	$15.7	63.5%
Other segment	0.0	0.0%	(2.5)	107.1%
Total	$20.0	62.7%	$13.2	83.1%

Our consolidated underwriting gain of $20.0 million in the quarter was up 52% from $13.2 million in the third quarter of 2003 principally due to improved loss expense trends in the financial guaranty direct and mortgage guaranty segment and the discontinuation of the other segment, which had an underwriting loss of $2.5 million in the third quarter of 2003.  The consolidated combined ratio was 62.7% in the third quarter 2004 versus 83.1% in the prior year’s quarter, which included the other segment.  Excluding the other segment, our combined ratio in the third quarter of 2003 was 63.5%.

Loss and loss adjustment expenses totaled $4.2 million in the quarter compared to $32.9 million in the third quarter of 2003.  The amount in 2003 included $24.4 million related to the other segment.  The $4.2 million consists of $1.7 million of net case reserve additions and $2.5 million of net portfolio reserve increases, which includes reserve increases of $11.0 million for the financial guaranty book offset by $8.5 million in reserve releases principally from the mortgage guaranty and CDO books of business.

The Company’s September 30, 2004 book value per share was $19.58, up 3.3% versus $18.96 at June 30, 2004.  Investors, analysts and others, including management, use the calculation of adjusted book value(2) to estimate the net present value of the Company’s in-force premium and capital base.  Adjusted book value per share was $26.69 at September 30, 2004.

Analysis of ROE

	Third Quarter 2004	Nine Months Ended 9/30/04
ROE, excluding accumulated other comprehensive income (AOCI)	12.8%	13.0%
Percentage impact on ROE of:
less: After-tax realized gains on investments	0.2	0.7
less: After-tax unrealized gains on derivatives	2.9	2.1
Operating ROE(1)	9.7%	10.2%

The Company’s operating ROE was 9.7% in the quarter and 10.2% year to date.  Investors, analysts and others, including management, use operating return on average equity, which is calculated by annualizing net income excluding after-tax net realized gains (losses) on investments and after-tax unrealized gains (losses) on derivative financial instruments by average shareholders’ equity excluding accumulated other comprehensive income, to evaluate our financial performance.

Robert Mills, CFO of Assured Guaranty Ltd., commented, “Our year-to-date operating ROE of 10.2% is in line with our 2004 target of 10.2%.  Given our modest business growth year to date, our capital leverage remains inefficient, creating a challenge to our goal of improving our ROE.”

Analysis of Present Value of Gross Written Premiums (“PVP”)(3)

($ in millions)

	Third Quarter 2004	Third Quarter 2003	% Change
Financial guaranty reinsurance(4)	$38.9	$68.3	(43)%
Financial guaranty direct	7.9	38.2	(79)%
Mortgage guaranty	1.1	0.6	83%
PVP	$48.0	$107.1	(55)%

The present value of gross written premiums (“PVP”) in the quarter was $48.0 million, a decrease of 55% compared with $107.1 million in the third quarter of 2003.  Investors, analysts and others, including management, use this non-GAAP measure to estimate the value of new financial guaranty and mortgage guaranty business production in a period, as the GAAP gross written premiums measure includes installment premiums on contracts underwritten in previous periods.  See “Financial Highlights” on page 7 for a reconciliation of PVP to gross written premiums.

The decline in financial guaranty PVP over the prior year period reflects the non-renewal of certain reinsurance contracts and the change in the Company’s strategy since the initial public offering.  Total PVP for the third quarter of 2004 compares favorably to the second quarter of 2004 when considering these factors as well as the seasonality of capital markets activity between second and third quarter.

The Company will host a conference call for investors at 8:00 a.m. EST (9:00 a.m. AST) on Friday, November 5, 2004.  The conference call will be available via live and archived webcast at www.assuredguaranty.com or by dialing 800-798-2796 (in the United States) and 617-614-6204 (International), passcode 87944053.  A replay of the call will be available from November 5, 2004 until December 5, 2004.  To listen to the replay dial: 888-286-8010 (in the United States) or 617-801-6888 (International), passcode 68549455.

Please refer to the Assured Guaranty Financial Supplement - September 30, 2004, which is posted on the Company’s website at http://www.assuredguaranty.com/investor/supplement.html for more detailed information on individual segment performance, together with additional disclosure on our financial guaranty portfolio and investment portfolio.

Assured Guaranty Ltd. is a Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets.  More information can be found at www.assuredguaranty.com.

Assured Guaranty Ltd.

Consolidated Income Statements

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(dollars in millions)
Revenues
Gross written premiums	$62.3	$110.2	$125.1	$304.5
Net written premiums	$55.1	$109.9	$18.3	$333.0

Net earned premiums	$53.4	$78.2	$130.7	$223.9

Net investment income	23.2	23.8	71.0	71.9
Other income	—	0.2	0.6	1.0
Total revenues	$76.6	$102.2	$202.3	$296.8

Expenses
Loss and loss adjustment expenses	$4.2	$32.9	$(32.2)	$91.9
Profit commission expenses	1.1	1.9	11.2	7.6
Acquisition costs	14.2	17.9	35.6	49.1
Other operating expenses	14.1	12.3	53.3	31.6
Goodwill impairment	—	—	1.6	—
Interest expense	3.4	1.4	7.4	4.3
Total expenses	$37.0	$66.4	$76.9	$184.5

Income before provision for income taxes	39.6	35.8	125.4	112.3

Total provision for income taxes	6.1	6.5	19.9	19.3

Operating income(1)	$33.6	$29.3	$105.5	$93.0

After-tax net realized investment gains	0.8	1.0	7.1	4.1
After-tax unrealized gains on derivative financial instruments	10.1	12.6	22.2	20.0

Net income	$44.5	$42.9	$134.8	$117.1

* Net income excluding after-tax net realized investment gains and net unrealized gains (losses) on derivative financial instruments.

Assured Guaranty Ltd.

Consolidated Balance Sheets

	As of:
	September 30, 2004	December 31, 2003
	(dollars in millions)
Assets
Fixed maturity securities available for sale, at fair value	$1,948.7	$2,052.2
Short-term investments, at cost, which approximates market	164.3	137.5
Total investments	2,113.0	2,189.7

Cash	13.4	32.4
Accrued investment income	22.3	23.8
Deferred acquisition costs	186.9	178.7
Premium receivable	40.0	64.0
Prepaid reinsurance premiums	20.6	11.0
Reinsurance recoverable on ceded losses	185.7	122.1
Due from affiliate	—	115.0
Unrealized gains on derivative financial instruments	26.3	—
Value of reinsurance business assumed	—	14.2
Goodwill	85.4	87.1
Other assets	22.9	20.0
Total assets	$2,716.7	$2,857.9

Liabilities
Unearned premium reserve	$522.4	$625.4
Reserve for losses and loss adjustment expenses	297.4	522.6
Profit commissions payable	57.2	71.2
Reinsurance balances payable	26.7	4.9
Deferred federal income taxes payable	20.7	55.6
Unrealized losses on derivative financial instruments	—	8.6
Funds held by Company under reinsurance contracts	54.0	9.6
Long-term debt	197.3	75.0
Other liabilities	53.0	47.2
Total liabilities	1,228.8	1,420.2

Shareholders’ equity
Common Stock	0.8	16.4
Treasury stock	(7.9)	—
Additional paid-in capital	900.2	955.5
Accumulated other comprehensive income	80.2	81.2
Unearned stock grant compensation	(7.7)	(5.5)
Retained earnings	522.3	390.0
Total shareholders’ equity	1,487.9	1,437.6

Total liabilities and shareholders’ equity	$2,716.7	$2,857.9

Assured Guaranty Ltd.

Financial Highlights

	Quarter Ended September		Nine Months Ended September
	2004	2003	2004	2003
	(dollars in millions except share amounts)
Premium analysis:

Present value of GWP (PVP)(2)	$48.0	$107.1	$207.5	$208.9
Less:
Installment premium PVP	(23.5)	(60.5)	(111.7)	(124.6)
Upfront GWP	24.5	46.6	95.7	84.3
Plus:
Installment GWP	32.6	37.6	107.8	115.1
Financial guaranty & mortgage guaranty GWP	57.1	84.2	203.5	199.4
Other segment GWP	5.2	26.0	(78.4)	105.1
Total gross written premiums	$62.3	$110.2	$125.1	$304.5

Book value	$1,487.9	$1,349.1	$1,487.9	$1,349.1
Net UPR less DAC - after-tax	259.1	213.1	259.1	213.1
Net present value of installment premiums in-force - after-tax	281.4	264.1	281.4	264.1
Adjusted book value(4)	$2,028.4	$1,826.3	$2,028.4	$1,826.3

Average basic shares outstanding in millions	75.0	75.0	75.0	75.0
Average diluted shares outstanding in millions	75.0	75.0	75.0	75.0

Per diluted share:
Net income	$0.59	$0.57	$1.80	$1.56
After-tax realized gains on investments	0.01	0.01	0.09	0.05
After-tax unrealized gains on derivatives	0.13	0.17	0.30	0.27
Operating income(1)	$0.45	$0.39	$1.41	$1.24

Book value	$19.58	$17.99	$19.58	$17.99
Net UPR less DAC - after-tax	3.41	2.84	3.41	2.84
Net present value of installment premiums in-force - after-tax	3.70	3.52	3.70	3.52
Adjusted book value(4)	$26.69	$24.35	$26.69	$24.35

Endnotes:

(1)           Operating income, which is a non-GAAP measure, is defined as net income excluding after-tax realized gains (losses) on investments and after-tax unrealized gains (losses) on derivative financial instruments. Operating ROE represents operating income as a percentage of average shareholder's equity, excluding accumulated other comprehensive income (AOCI). We believe the presentation of operating income and operating ROE enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) on investments and net unrealized gains (losses) on derivative financial instruments because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to the market interest rates, credit spreads and other factors that management cannot control or predict. This measure should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

(2)           PVP, which is a non-GAAP measure, represents gross premiums related to financial guaranty and mortgage guaranty contracts written in the current period, including upfront and installment premiums received on contracts written in the current period and the present value of estimated future installment premiums, discounted at 6% per year. We use 6% as the present value discount because it is the approximate taxable equivalent yield on our investment portfolio for the periods presented. We believe PVP is a useful measure for management, equity analysts and investors because is permits the evaluation of the value of new business production for Assured Guaranty by taking into account the value of installment premiums on new contracts underwritten in a reporting period, which the GAAP gross premiums written does not adequately measure.

(3)           Due to reporting lags by our ceding companies, PVP for installment premiums from our financial guaranty reinsurance segment is reported on a one-quarter lag.

(4)           Adjusted book value, which is a non-GAAP measure, is derived by beginning which shareholder’s equity (book value) and adding or subtracting the after-tax value of: the financial guaranty and mortgage guaranty net unearned premium reserve; deferred acquisition costs and the present value of estimated net future installment premiums (discounted at 6%). The adjustments described above will not be realized until future periods and may differ materially from the amounts used in determining adjusted book value. Management, investors and analysts use the calculation of adjusted book value to evaluate the net present value of the Company’s in-force premium and capital base.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  For example, the Company’s forward-looking statements, such as its statements regarding reinsurance, PVP and ROE, could be affected by a significant reduction in the amount of reinsurance ceded by one or more of our principal ceding companies, rating agency action such as a ratings downgrade, difficulties with the execution of the Company’s business strategy, contract cancellations, developments in the world’s financial and capital markets, more severe losses or more frequent losses associated with products affecting the adequacy of the Company’s loss reserve, changes in regulation or tax laws, the Company’s dependence on customers, decreased demand or increased competition, loss of key personnel, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, and changes in general economic conditions, as well as management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Investors:

Sabra Purtill

441-278-6665

212-408-6044

spurtill@assuredguaranty.com

Christopher McNamee

212-261-5509

cmcnamee@assuredguaranty.com

Media:

Barbara Van Hassel

212-261-5580

bvanhassel@assuredguaranty.com